Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated December 5, 2025

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed
Percentage Buffered Downside
Principal at Risk Securities Linked to an Equity Basket due December 22, 2027
Term Sheet to the Preliminary Pricing Supplement dated December 5, 2025

Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC. and Wells Fargo Securities, LLC
Basket:
An approximately equally-weighted basket (the “Basket”) comprised of the following basket components: the common stock of Amazon.com, Inc. (33.33% weighting percentage), the common stock of NVIDIA Corporation (33.33% weighting percentage) and the common stock of Microsoft Corporation (33.34% weighting percentage)

Pricing Date:*	December 17, 2025
Issue Date:*	December 22, 2025
Calculation Day:*	December 17, 2027, subject to postponement
Stated Maturity Date:*	December 22, 2027, subject to postponement
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per Security):
•        If the ending level is greater than the starting level: $1,000 plus the lesser of:
(i)      $1,000 × basket return × upside participation rate; and
(ii)      the maximum return;
•          If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or
•          If the ending level is less than the threshold level:
$1,000 + [$1,000 × (basket return + buffer amount)]

Starting Level:	100.00
Ending Level:
Calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100.00 and (ii) an amount equal to 1 plus the sum of: (A) 33.33% of the component return of the common stock of Amazon.com, Inc.; (B) 33.33% of the component return of the common stock of NVIDIA Corporation; and (C) 33.34% of the component return of the common stock of Microsoft Corporation.

Maximum Return:	At least 31.00% of the face amount per security, to be determined on the pricing date
Threshold Level:	85, which is 85% of the starting level
Buffer Amount:	15%
Upside Participation Rate:	125%
Basket Return:	The quotient of (i) ending level minus the starting level divided by (ii) the starting level (expressed as a percentage)
Component Return:	For each basket component, the quotient of (i) its final component price minus its initial component price divided by (ii) its initial component price (expressed as a percentage)
Initial Component Price:	For each basket component, its stock closing price on the pricing date
Final Component Price:	For each basket component, its stock closing price on the calculation day
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:**	Up to 2.825%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115LAA6 / US89115LAA61
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
*	Subject to change.
**
In respect of certain securities, we may pay a fee of up to $1.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***

*** Assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date
If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Basket in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.
The securities do not pay interest and the potential return on the securities is limited to the maximum return. You will participate in a limited range of appreciation of the Basket, but you will have 1-to-1 downside exposure to any decline in the Basket on the calculation day in excess of the buffer amount.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $920.00 and $955.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036125044556/ef20060257_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-9 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement and the prospectus. Please review those risk disclosures carefully.
Risks Relating To The Securities Generally
•	If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components.
•	Changes In The Stock Closing Prices Of The Basket Components May Offset Each Other.
•	You Will Be Subject To Risks Resulting From The Relationship Among The Basket Components.
Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
Risks Relating To The Basket And The Basket Components
•	If The Level Of The Basket Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
•	The Securities Are Subject To The Single Stock Risk Of Each Basket Component.
•
The Maturity Payment Amount Will Depend Upon The Performance Of The Basket And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Basket Components.
•	Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.
•	We, The Agents And Our Or Their Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.
•	We, The Agents And Our Or Their Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-dilution Protection.
Risks Relating To Hedging Activities And Conflicts Of Interest
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
Risks Relating To Canadian And U.S. Federal Income Taxation
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.